AMENDED AND RESTATED SERVICE AGREEMENT
THIS SERVICE AGREEMENT (“Agreement”) dated as of this May 1, 2000 and restated as of September 4, 2014, between Rydex Dynamic Funds (“Trust”), a Delaware business trust having its principal place of business at 805 King Farm Boulevard, Rockville, MD 20850, and Rydex Fund Services, LLC (“RFS”), a Kansas limited liability company, having its principal place of business at 805 King Farm Boulevard, Rockville, MD 20850.
WHEREAS, the Trust desires that RFS perform fund administration and transfer agency services for each series of the Trust as now in existence and listed on Schedule D or as hereafter may from time to time be created (individually referred to herein as the “Fund” and collectively as the “Funds”); and
WHEREAS, RFS is willing to perform such services on the terms and conditions set forth in this Agreement; and
WHEREAS, RFS and the Trust wish to enter into this Agreement in order to set forth the terms under which RFS will perform the fund administration and transfer agency services set forth herein for the Trust;
NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and RFS hereby agree as follows:

1.	Services
RFS shall perform for the Trust the Fund Administration services as set forth in Schedule A hereto and the Transfer Agent services set forth in Schedule A hereto. RFS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. RFS shall perform such additional services as are provided for by an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.
RFS may appoint in writing other parties qualified to perform fund administration and/or transfer agency services (individually, a “Service Provider”) to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Service Provider shall be the agent of RFS and not the agent of the Trust or such Fund, and RFS shall not be relieved of any of its responsibilities hereunder by the appointment of such Service Provider. RFS shall be fully responsible for the acts and omissions of any such Service Provider and shall remain liable to the Trust for any such acts and omissions of such Service Provider to the same extent it would be for its own acts and omissions under this Agreement.
The Trust may appoint other parties qualified to perform certain transfer agent services for the Trust, and that agent shall be the agent of the Trust, and RFS agrees to perform certain services, such as monitoring pursuant to Rule 22c-2 of the Investment

Company Act of 1940, as amended (the “1940 Act”), as necessary for the Trust.

2.	Fees
The Trust shall pay RFS for the services to be provided by RFS under this Agreement in accordance with, and in the manner set forth in Schedule C attached hereto. Fees for any additional services to be provided by RFS pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

3.	Reimbursement of Expenses and Miscellaneous Service Fees
In addition to paying RFS the fees set forth in Schedule C, the Trust agrees to reimburse RFS for RFS’s reasonable out-of-pocket expenses (for which no mark-up for RFS overhead expenses shall be included) in providing services hereunder as listed in Schedule B hereto.

4.	Term
This Agreement is effective as of the date hereof and shall continue in effect for a period of one year from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board of Trustees of the Trust (the “Board”). In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on any renewal of this Agreement, the Board may request and evaluate, and RFS shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement. This Agreement may be terminated at any time by either party, without cause, upon 90 days’ prior written notice to the other, and for cause upon 30 days’ prior written notice by the party alleging cause.
For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) RFS’s disqualification as a transfer agent under the Securities Exchange Act of 1934 (the “Exchange Act”); (c) a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated (which, in the case of the Trust, may be with regard only to one or more Funds) has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of RFS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. RFS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust’s failure to pay an amount to RFS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).
Notwithstanding the foregoing, following any such termination, in the event that RFS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by RFS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. RFS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Schedules B and C hereof, the amount of all of RFS’s reasonable cash disbursements in connection with RFS’s activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust’s property, records, instruments and documents.
Notwithstanding the above, this Agreement may be terminated by the Trust, on behalf of one or more Funds, upon written notice to RFS, in the event that the Trust’s Board approves (i) the liquidation or dissolution of the Trust or applicable Fund, (ii) the merger or reorganization of the Trust or applicable Fund into, or the consolidation of the Trust or applicable Fund with, another entity, or (iii) the sale by the Trust or applicable Fund of all, or substantially all, of its/their assets to another entity.
Termination of this Agreement with respect to the coverage of any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

5.	Standard of Care; Uncontrollable Events; Limitation of Liability
RFS shall provide the services contemplated under this Agreement in accordance with all applicable law and agrees to exercise reasonable professional care, prudence and diligence such as a prudent person providing transfer agent services to investment companies registered under the 1940 Act would exercise, but shall not be liable to the Trust for any action taken or omitted by RFS in the absence of (a) bad faith, willful misfeasance, or negligence in the performance of its duties, (b) reckless disregard by it of its obligations and duties under this Agreement, (c) a violation of applicable law, or (d) a material breach of this Agreement. The duties of RFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against RFS hereunder.
RFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. RFS shall establish and maintain a disaster recovery and business continuity plan and back-up system satisfying the requirements of its regulators. Upon the Trust’s reasonable request, RFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, RFS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control and which are not the result of its negligence, bad faith, willful misfeasance or reckless disregard of its obligations hereunder. Events beyond RFS’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, RFS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.
Notwithstanding anything in this Agreement to the contrary, in no event shall either party, or its affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable for exemplary, punitive, special, incidental, indirect or consequential damages, or lost profits, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.
RFS acknowledges and agrees that any obligations or liabilities of the Trust or any Fund arising under this Agreement shall not be binding upon any of the shareholders, Trustees, officers, or employees of the Trust, as provided in its Declaration of Trust and that, to the extent the Trust’s Trustees are regarded as entering into this Agreement, they do so only as trustees and not individually. RFS further acknowledges and agrees that it shall look solely to the property of the applicable Fund for the performance of any such obligation or liability.

Every reference to a Fund will be deemed a reference solely to the particular Fund. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. Without limiting the scope of this paragraph, RFS shall look only to the Fund in respect to which it is making a claim and not to the property of any other Fund, and RFS shall not have any right to set off claims of a Fund by applying amounts it claims from any other Fund.

6.	Instructions
Whenever RFS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, RFS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by RFS to be genuine and to have been properly made, signed or authorized by the shareholder or shareholder’s agent and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by the shareholder or shareholder’s agent.
As to the services to be provided hereunder, RFS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein unless RFS receives written instructions to the contrary in a timely manner from the Trust.

7.	Indemnification
The Trust agrees to indemnify and hold harmless RFS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to RFS’s actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to RFS by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of RFS for which RFS is obligated to indemnify the Trust pursuant to the next succeeding paragraph.
The Trust and each Fund shall not be responsible for, and RFS shall indemnify, defend, and hold the Trust and each Fund harmless from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to actions or omissions of RFS, its employees, or Service Providers (i) taken outside the scope of this Agreement, or (ii) constituting (a) willful misfeasance, bad faith or negligence in the performance of its duties, (b) reckless disregard of its obligations and duties hereunder, (c) a violation of applicable law, or (d) a material breach of this Agreement (including the standard of care provided for in Section 5).
The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.
The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

8.	Record Retention and Confidentiality
RFS shall keep and maintain on behalf of the Trust all books and records which the Trust or RFS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. RFS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the “Commission”) at reasonable times. RFS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) RFS is advised by counsel (including any counsel in its employment or the employment of any affiliated companies) that it may incur liability for failure to make a disclosure, (iii) RFS is requested to divulge such information by duly-constituted authorities or court process, or (iv) RFS is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account. In case of any requests or demands for the inspection of the shareholder records of the Trust, RSF will use its best efforts to promptly notify the Trust and, if appropriate, to secure instructions from an authorized officer of the Trust as to such inspection.

9.	Reports
RFS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are required or as subsequently agreed upon by the parties.

10.	Rights of Ownership
All computer programs and procedures employed or developed by or on behalf of RFS to perform services required to be provided by RFS under this Agreement are the property of RFS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

11.	Return of Records
RFS shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain RFS’s files, records and documents created and maintained by RFS pursuant to this Agreement which are no longer needed by RFS in the performance of its services or for its legal protection.

12.	Bank Accounts
RFS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Trust shall be deemed to be the customer of such bank or banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require RFS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for RFS to effect such disbursements.

13.	Representations and Warranties of the Trust
The Trust represents and warrants to RFS that: (a) each Fund which is in existence as of the date of this Agreement has authorized unlimited shares, and (b) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
The Trust also represents and warrants that (a) the Trust has adopted a written AML Program that has been submitted to RFS, (b) the AML Program has been approved by the Board, (c) the delegation of certain services thereunder to RFS, as provided in Section 16, is permitted under the Trust’s AML Program and has been approved by the Board, and (d) the Trust will submit any material amendments to the AML Program to RFS for RFS’s review and consent prior to adoption.

14.	Representations and Warranties of RFS
RFS represents and warrants that: (a) RFS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including provisions required in connection with its status as a transfer agent registered under Section 17A(c)(2) of the Exchange Act and the performance of its duties under this Agreement; (b) the various procedures and systems which RFS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and RFS’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are commercially reasonably and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by RFS and, when executed and delivered by RFS, will constitute a legal, valid and binding obligation of RFS, enforceable against RFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.
Except as expressly provided in this Agreement, all representations and warranties, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade) concerning the services or any goods provided incidental to the services provided under this Agreement by RFS are completely disclaimed.

15.	Insurance
RFS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder and consistent with the amount and scope of coverage customarily maintained by a transfer agent to registered investment companies. Upon the request of the Trust, RFS shall provide evidence that coverage is in place. RFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. RFS shall promptly notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall promptly notify the Trust should the total outstanding claims made by RFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

16.	Compliance with AML Laws
The Trust acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to RFS, as provided in the next paragraph below.
The Trust hereby delegates to RFS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 8a of Schedule A as concerns the shareholder accounts maintained by RFS pursuant to this Agreement. RFS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust’s AML Program. In connection therewith, RFS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust’s AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act.
The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.
In connection with the foregoing delegation, the Trust also acknowledges that the performance of the anti-money laundering services enumerated in Item 8a of Schedule A involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, RFS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs RFS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

17.	Notices
Any notice provided hereunder shall be sufficiently given when (i) sent by registered or certified mail, (ii) delivered in person to the offices of the parties as set forth below during normal business hours, or (iii) sent by facsimile transmission, provided that any notice or other communication sent by facsimile transmission shall evidence the date and time of such transmission, to the party required to be served with such notice at the following address: if to the Trust, to it at 805 King Farm Boulevard, Suite 600, Rockville, MD 20850, Attn: President; and if to RFS, to it at 805 King Farm Boulevard, Rockville, MD 20850, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

18.	Assignment
This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 18 shall not limit or in any way affect RFS’s right to appoint a Service Provider pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

19.	Governing Law
This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the 1940 Act and the Exchange Act. To the extent that the applicable laws of the State of Maryland, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. To the extent that the applicable laws of the State of Maryland, or any provisions herein, conflict with the applicable provisions of the Exchange Act, the latter shall control.

20.	Activities of RFS
The services of RFS rendered to the Trust hereunder are not to be deemed to be exclusive. RFS is free to render such services to others and to have other businesses and interests. It is understood that the Trust’s, officers, employees and Shareholders of the Trust are or may be or become interested in RFS, as officers, employees or otherwise and that partners, officers and employees of RFS and its counsel are or may be or become similarly interested in the Trust, and that RFS may be or become interested in the Trust as a shareholder or otherwise.

21.	Privacy
Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to RFS, or collected or retained by RFS in the course of performing its duties, shall be considered confidential information. RFS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of RFS except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). UMC represents warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust.

22.	Miscellaneous
(a)    Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(b)    This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.
(c)    This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
(d)    No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto; provided, however, that the addition of a newly created Fund to Schedule will not constitute an amendment of this Agreement.
(e)    The failure of any party to insist upon the strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that or any other term of this

Agreement. The parties may agree to waive all or a portion of any provision in this Agreement, including any notice period, by a writing signed by the waiving party.

* * * * *
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.
Rydex Dynamic Funds

By:     /s/ Amy J. Lee
Name:    Amy J. Lee
Title:    Vice President and Secretary

Rydex Fund Services, LLC

By:     /s/ Nikolaos Bonos
Name:    Nikolaos Bonos

Title:	Chief Executive Officer and President

SCHEDULE A
TO THE SERVICE AGREEMENT
BETWEEN RYDEX DYNAMIC FUNDS
AND RYDEX FUND SERVICES, LLC
Date: September 4, 2014
Transfer Agent Services

1. Transaction and Distribution Processing

a.	Set-up new accounts

b.	Process written purchase, redemption, exchange and transfer instructions

c.	Process wire purchase and redemption instructions

d.	Process purchase, redemption and exchange transaction received by electronic files

e.	Process advisor fees

2. Telephone Services

a.	Respond to shareholder, advisor and broker telephone calls

b.	Process purchase, redemption and exchange transactions received by telephone

c.	Maintain an Interactive Voice Response service to provide account and fund information

3. Account Maintenance

a.	Process requested changes to account information

b.	Maintain account level settings

4. Dealer/Load/NSCC/Dividend Processing

a.	Maintain sales load tables

b.	Track rights of accumulation and sales made under a Letter of Intent

c.	Calculate and make sales load payments

d.	Calculate fess due from 12b-1 plans and make payments due under these plans

e.	Receive and process new account, transaction, and transfer files from the NSCC

f.	Send transaction and dividend and distribution files to the NSCC

g.	Send daily net asset value files to the NSCC

h.	Calculate, process and pay or reinvest fund dividends and distributions

i.	Maintain fund information through Profile II

5. Shareholder Reporting

a.	Maintain a system to accurately track shareholders who wish to receive statements and reports electronically, and send the requested documents electronically

b.	Daily transaction confirmations

c.	Monthly, quarterly and annual account statements

d.	1099 DIV, 1099 B, 1099R, 1042S, 5498, 1099Q, 5498ESA tax reports to shareholders and to the IRS

e.	Perform 1042 and 945 annual withholding reconciliations to the IRS

f.	Mail annual prospectus updates, semi-annual financial reports and other necessary regulatory documents

g.
Make transaction confirmation statements, account statements and tax forms available to be viewed and downloaded electronically for agreed-upon periods of time, no shorter than the time required by regulation

h.	Provide account and transaction information via secure electronic transmission or through standard industry services such as DST FANMail

i.	Provide tax data download capabilities through services such as TurboTax

j.	Other reporting as required

6. Fund Reporting

a.	5% shareholder holdings

b.	Direct v. indirect shareholders

c.	10% corporate holdings

d.	Director and officer holdings

e.	10% foreign shareholder holdings

f.	12d-1 asset and transactions

g.	Breakpoint/sales charge analysis

h.	Other reporting as required

7. Record Retention

a.
Retain hard copy records either in hard copy form or electronically for periods no shorter than those proscribed under Section 17Ad-7 of the Securities Exchange Act of 1934 and/or under the Investment Company Act of 1940 including accessibility requirements

b.	Maintain electronic records of accounts, financial, and non-financial transactions for agreed-upon periods

c.	Maintain call recordings for 3 years

8. Web Services

a.	Provide a secure web site through which shareholders can view account information and enter purchase, exchange and other agreed-upon transactions

9. Compliance Services
Ensure the Trust is in compliance with the following laws and regulations;

a.	USA Patriot Act

b.	Maintain Red Flag policies and procedures

c.	22c-2

d.	Cost Basis Accounting/Reporting

e.	FATCA

f.	State Escheatment

g.	Tax and Back-up Withholding and Remittance

h.	Prepare and submit transfer agent TA-2 reports annually

10. Blue Sky Administration

11. Fund Maintenance and Corporate Actions

a.	Maintain fund parameters in compliance with the prospectus and SAI

b.	Process corporate actions such as fund mergers, liquidations and splits

Fund Administration Services
1. Fund Administration, Financial Reporting, Analysis

a.	Prepare annual & semi-annual reports to shareholders, including coordination of typesetting, printing and distribution of reports;

b.	Prepare annual & semi-annual regulatory filings (N-CSR, N-SAR);

c.	Prepare quarterly portfolio filings (N-Q);

d.	Prepare required Board of Trustees reporting;

e.	Establish and monitor expense accruals;

f.	Coordinate with Custodian and Fund Accounting agent to ensure the timely processing of invoices;

g.	Review and process fund distributions.

h.	Facilitate the preparation of statistical reports for outside tracking agencies (i.e. ICI, Lipper Analytical) as appropriate;

i.	Calculate required yields and total returns; and

j.	Coordinate the annual audit with independent registered public accounting firm.

2. Tax Oversight

a.	Monitor Sub Chapter M qualification requirements for RIC status;

b.	Review supporting documents and drafts of the Fund’s federal and state tax returns (1120-RIC, Section 4982 excise tax) prepared by service provider;

c.	Prepare vendor and shareholder 1099s;

d.	Review calculation of minimum distribution requirements for excise tax and RIC purposes provided by service provider; and,

e.	Review supporting documentation for the tax provision of the annual financial statements, including wash sale review and book to tax differences provided by service provider.

SCHEDULE B
TO THE SERVICE AGREEMENT
BETWEEN RYDEX DYNAMIC FUNDS
AND RYDEX FUND SERVICES, LLC
Date: September 4, 2014
Transfer Agent Out-of Pocket Expenses

1. Postage, freight and other delivery and bonding charges incurred in delivering materials to and from the Trust and shareholders including all mailings to shareholders
2. The costs of utilizing service providers such as the National Securities Clearing Corporation and DST FANMail for the transmission of new account, transaction, and other shareholder and Fund information

3. Banking services fees and costs

4. Costs (including postage) of printing mailing, imaging, and electronic delivery of transaction confirmation, monthly, quarterly and annual statements to shareholders including the costs of design and development of such statements
5. Costs (including postage) of delivering prospectuses, financial reports and other regulatory documents to shareholders

6. Costs (including postage) of developing, printing, mailing, imaging and electronic delivery of tax forms and related documents, including for avoidance of doubt, services related to providing tax data to investors such as TurboTax
7. Fees and expenses associated with registering or qualifying shares for sale under Federal and state securities laws

8. All federal, state and local taxes

9 Check stock

Fund Administration Out-of-Pocket Expenses

1. Fees and expenses of third parties related to preparation and review of Fund Financial reports and tax returns

2. Costs incidental to or associated with shareholder meetings

3. Costs (including postage) of typesetting, printing, EDGARizing, and shipping financial reports to shareholders

4. Fees and expenses of disinterested Trustees and expenses incidental to the meetings of the Board

5. Fees and expenses of third parties related to regulatory performance calculations.

SCHEDULE C
TO THE SERVICE AGREEMENT
BETWEEN RYDEX DYNAMIC FUNDS
AND RYDEX FUND SERVICES, LLC
Date: September 4, 2014
As consideration for the services provided herein, the Trust will pay RFS a fee on the last day of each month this Agreement is in effect at the following annual rates based on the average daily net assets of each of the Trust’s series (a “Fund”) for such month.
FUND CATEGORY        ANNUAL FEE RATE – ALL CLASSES
MONEY MARKET                0.20%
FUNDS PRICED ONCE/DAY
FIXED INCOME                0.20%
EQUITY                    0.25%
ALTERNATIVE                0.25%
Y CLASS                     0.20%
FUNDS PRICED TWICE/DAY
FIXED INCOME                0.20%
EQUITY                    0.25%

SCHEDULE D

TO THE SERVICES AGREEMENT
BETWEEN RYDEX DYNAMIC FUNDS
AND RYDEX FUND SERVICES

DATE: SEPTEMBER 4, 2014

FUNDS TO WHICH THE AGREEMENT IS APPLICABLE:

DOW 2X STRATEGY FUND
INVERSE DOWN 2X STRATEGY FUND
NASDAQ-100 2X STRATEGY FUND
INVERSE NASDAQ-100 2X STRATEGY FUND
S&P 500 2X STRATEGY FUND
INVERSE S&P 500 2X STRATEGY FUND
RUSSELL 2000 2X STRATEGY FUND
INVERSE RUSSELL 2000 2X STRATEGY FUND